EXHIBIT 99.2
IDM closes enrollment to its EP-2101 therapeutic vaccine trial in patients with Non-Small Cell Lung Cancer
SAN DIEGO – February 1, 2006. IDM Pharma, Inc. (Nasdaq: IDMI) announced today that it is closing enrollment to its phase II EP-2101 therapeutic vaccine trial in patients with late stage non-small cell lung cancer. Based on interim results and an ongoing review of the program, the Company has determined that the number of patients already enrolled and treated in the study represents a sufficient study population to guide future development of EP-2101. In addition, after discussion with clinical investigators on the study, the clinical protocol will be amended to extend the treatment of patients who have completed one-year on study, to allow for a second year of treatment, using the available supply of vaccine. The current supply of manufactured vaccine would not likely support this extension in addition to the originally planned number of patients in the trial. Additional follow up data will be obtained from this protocol amendment which will also help guide future development.
Jean-Loup Romet-Lemonne, M.D., Chairman and Chief Executive Officer of IDM said, “We believe it is important to continue to make the vaccine available to those patients who have remained on IDM’s treatment and continue to do well. In addition we believe that we can gain sufficient insight by analysis of the data from patients already enrolled in the study, together with any extended follow up data, to make future development plans.”
About Non-Small Cell Lung Cancer
Cancer of the lung continues to be a major health problem with a very high mortality rate. Approximately 173,000 new lung cancer cases were expected in the United States in 2005 with an estimated 163,510 deaths from the disease. The 5 year relative survival rate or patients with all stages is only 15% (American Cancer Society, Inc 2005; Lung Cancer Fact Sheet, No. 3002.07, www.cancer.org). More effective treatments are critically needed.
About EP-2101
The EP-2101 cancer vaccine candidate used in this trial includes nine CTL epitopes from four tumor associated antigens (TAA) including two proprietary native epitopes and seven modified, or analog, epitopes. Tolerance to TAA, which is a failure of the immune system to recognize the cancer as diseased tissue, is broken by using these analog epitopes which enhance the potency of the T cell response. PADRE®, a universal HTL epitope, is also included in the vaccine as an immunostimulant. The phase II EP-2101 study has been ongoing since late 2004 and there are currently 55 patients enrolled. The primary endpoints are overall survival and safety. Secondary endpoints are progression-free survival and vaccine immunogenicity. Results are anticipated to be available in the first half of 2007.
About IDM Pharma
IDM Pharma is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM Pharma currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM Pharma has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including the status of development of IDM’s EP-2101 non-small cell lung cancer vaccine candidate and the Company’s other product candidates, and the possible benefits of EP-2101 in treating non-small cell lung cancer. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the possibility that EP-2101 may not prove to be safe or show evidence of clinical activity in the current Phase II trials, or that data from patients already enrolled and treated in the study and additional follow up data obtained from amending the clinical protocol for the phase II study of EP-2101 to allow for a second year of treatment may not be useful or conclusive or sufficient to guide future development of EP-2101. Other factors that could cause or contribute to differences in actual results include, but are not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, including the collaboration with Sanofi-Aventis, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, in IDM’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2005, and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2500
IDM Pharma Inc.   5820 Nancy Ridge Drive   San Diego, California 92121   Tel (858) 860 2500   Fax (858) 860 2600   www.idm-biotech.com